Exhibit 3.2

CONSOLIDATED BALANCE SHEET

(in thousands of dollars)
(unaudited)

	September 30,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$83,937	$22,919
Temporary investments	34,649	36,639
Restricted cash	1,690	2,700
Receivables	7,576	7,889
Daily settlements due from clearing members	29,312	6,951
Clearing members’ cash margin deposits	8,638	2,312
Clearing fund cash deposits	22,769	14,807
Prepaid expenses	1,191	1,690

	189,762	95,907
Long-term investment	9,991	9,302
Capital assets	14,082	12,319
Future income taxes	2,499	2,523
Other assets	1,946	2,643

	$218,280	$122,694

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accruals	$10,350	$13,057
Dividends payable	—	13,910
Daily settlements due to clearing members	29,312	6,951
Clearing members’ cash margin deposits	8,638	2,312
Clearing fund cash deposits	22,769	14,807
Income taxes payable	996	3,343
Debts due within one year and current portion of obligations under capital leases	169	1,072

	72,234	55,452
Future income taxes	1,055	812
Accrued employee benefits liability	941	713
Shareholders’ equity:
Capital stock (Note 5)	139,633	49,258
Contributed surplus	581	434
Retained earnings	6,261	16,991
Accumulated other comprehensive loss	(2,425)	(966)

	144,050	65,717
Contingencies (Note 6)

Subsequent event (note 8)	$218,280	$122,694

See accompanying Notes to the Interim Consolidated Financial Statements.

MONTRÉAL EXCHANGE INC. THIRD QUARTER REPORT SEPTEMBER 30, 2007  1

CONSOLIDATED STATEMENT OF EARNINGS

(in thousands of dollars, except per share amounts and number of shares)
(unaudited)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Revenues:
Transactions	$9,305	$8,980	$30,119	$27,212
Clearing and option exercise	3,262	3,156	10,798	9,669
Information systems services	3,752	3,949	11,280	12,032
Market data	2,848	2,872	8,201	7,860
Participants	850	808	2,666	2,409
Other	123	159	424	533

	20,140	19,924	63,488	59,715
Expenses:
Compensation and benefits (Note 4)	6,050	5,544	18,422	16,768
Occupancy	858	654	2,331	1,999
Computer licences and maintenance	2,764	1,565	5,743	4,838
Amortization of capital assets and other assets	865	1,922	2,489	5,529
General and administrative	1,960	1,848	9,586	6,989
Telecommunications	695	659	2,066	1,867
Public affairs	391	425	1,265	1,511
Interest on obligations under capital leases and debts due within one year	4	32	25	135

	13,587	12,649	41,927	39,636

Earnings before investment income, other items and income taxes	6,553	7,275	21,561	20,079
Investment income	1,773	732	2,991	1,854
Equity in results of a company subject to significant influence	1,089	112	2,148	1,259
Gain on dilution and (loss) from the realization of the cumulative translation adjustment	—	(231)	—	(231)

Earnings before income taxes	9,415	7,888	26,700	22,961
Income taxes
Current	2,590	1,992	6,831	5,603
Future	(99)	(33)	454	33

	$2,491	$1,959	$7,285	$5,636

Net earnings	$6,924	$5,929	$19,415	$17,325

Basic earnings per share	$0.23	$0.23	$0.65	$0.67
Diluted earnings per share	$0.23	$0.22	$0.65	$0.64

Weighted average number of shares outstanding — basic	30,691,022	26,208,123	29,806,416	25,978,911
Weighted average number of shares outstanding — diluted	30,785,829	27,357,696	30,104,050	27,128,484

See accompanying Notes to the Interim Consolidated Financial Statements.

MONTRÉAL EXCHANGE INC. THIRD QUARTER REPORT SEPTEMBER 30, 2007  2

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(in thousands of dollars)
(unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2007	2007

Net earnings	$6,924	$19,415

Other comprehensive income (loss)
Unrealized loss on translating financial statements of a self-sustaining foreign operation	(637)	(1,459)

Comprehensive income	$6,287	$17,956

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands of dollars)
(unaudited)

	June 30,	June 30,
	2007	2006

Common shares at beginning of period	$49,258	$45,405
Issuance of common shares
New issuance of common shares (Note 5)	90,866	—
Transaction fees related to common shares issuance, net of income taxes of $391	(1,199)	—
Repurchase of shares (Note 5)	(1,768)	—
Stock Option Plan (Note 5)	217	4,026
Variation of shares held in guarantee (Note 5)	2,259	(347)

Common shares at end of period	139,633	49,084

Contributed surplus at beginning of period	434	825
Stock option expense	170	76
Employee share purchase plan expense	68	57
Stock options and share purchase plan reimbursed	(91)	(524)

Contributed surplus at end of period	581	434

Retained earnings at beginning of period	16,991	16,532
Net earnings	19,415	17,325
Impact of initial adoption of new accounting standard (Note 3)	571	—
Dividend	(20,127)	(10,462)
Premium paid on shares repurchased (Note 5)	(10,589)	—

Retained earnings, end of period	6,261	23,395

Accumulated other comprehensive income (loss), beginning of period	(966)	(1,790)
Unrealized gain or loss on translating financial statements of a self-sustaining foreign operation	(1,459)	(150)

Accumulated other comprehensive income (loss), end of period	(2,425)	(1,940)

Shareholders’ equity, end of period	$144,050	$70,973

See accompanying Notes to the Interim Consolidated Financial Statements.

MONTRÉAL EXCHANGE INC. THIRD QUARTER REPORT SEPTEMBER 30, 2007  3

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of dollars)
(unaudited)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Cash flows from (used in) operating activities:
Net earnings	$6,924	$5,929	$19,415	$17,325
Adjustments for:
Amortization of capital assets and other assets	865	1,922	2,489	5,529
Equity in results of a company subject to significant influence	(1,089)	(112)	(2,148)	(1,259)
(Gain) on dilution and loss from the realization of the cumulative translation adjustment	—	231	—	231
Amortization of premium on investments	(131)	(1)	(225)	35
Interest income on discount investments	(135)	(122)	(320)	(247)
Future income taxes	(99)	(33)	63	33
Cost of stock option plan and employee share purchase plan	122	19	238	133
Change in fair value of derivative financial instruments	(89)	—	915	—
Net change in non-cash operating assets and liabilities:
Receivables	1,034	1,486	313	(1,143)
Prepaid expenses	1,196	741	499	340
Accounts payable, accruals and income taxes payable	641	1,450	(5,054)	(841)
Increase in the accrued employee benefits liability	38	86	228	198

	9,277	11,596	16,413	20,334
Cash flows from (used in) investing activities:
Purchase of capital assets	(1,741)	(869)	(3,954)	(3,717)
Decrease (increase) in other assets	48	(362)	373	(1,219)
Purchase of investments	(156,008)	(68,187)	(683,523)	(206,036)
Sale of investments	157,753	61,012	685,944	202,445
Distribution from a company subject to significant influence	—	1,049	—	1,049

	52	(7,357)	(1,160)	(7,478)
Cash flows from (used in) financing activities:
Restricted cash	44	(201)	1,010	—
Decrease in obligations under capital leases and debts	(172)	(861)	(903)	(2,681)
Share issuance	89	803	92,052	3,155
Repurchase of shares	(9,124)	—	(12,357)	—
Dividends	(10,834)	(9,273)	(34,037)	(23,183)

	(19,997)	(9,532)	45,765	(22,709)

Net increase (decrease) in cash and cash equivalents	(10,668)	(5,293)	61,018	(9,853)
Cash and cash equivalents, beginning of period	94,605	21,363	22,919	25,923

Cash and cash equivalents, end of period	83,937	16,070	83,937	16,070
Temporary investments, end of period	34,649	—	34,649	—

Cash and cash equivalents, and temporary investments, end of period	$118,586	$16,070	$118,586	$16,070

Supplemental cash flow information:
Interest paid	$4	$32	$25	$135
Income taxes paid	2,459	874	9,145	6,504

See accompanying Notes to the Interim Consolidated Financial Statements.

MONTRÉAL EXCHANGE INC. THIRD QUARTER REPORT SEPTEMBER 30, 2007  4

Notes to the Interim Consolidated Financial Statements

For the nine months ended September 30, 2007
(in thousand of dollars, except per share amounts and number of shares)
(unaudited)

On March 27, 2007, the MX listed its shares on the Toronto Stock Exchange (“TSX”) through a non-offering listing. The MX’s shares are now publicly traded under the symbol MXX.

1.	Presentation

These unaudited interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP), using the same accounting policies as outlined in Note 1 to the audited consolidated financial statements for the year ended December 31, 2006, with the exception of the changes in accounting policies presented in Note 3 below. The MX’s unaudited interim consolidated financial statements do not include all disclosures required by Canadian GAAP for annual financial statements and accordingly, should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2006 which are included in the 2006 Annual Report.

2.	Joint venture

On March 13, 2007, the MX concluded an agreement with NYMEX Holdings, Inc. (« NYMEX ») to create the Canadian Resources Exchange Inc. (« CAREX »), a joint venture over which the two partners exercise joint control and share equally in the profits. CAREX will provide the Canadian market with trading and clearing services for over-the-counter and on-exchange products relating to energy (including natural gas, heavy crude oil and electricity), metals and soft commodities. Under the terms of this agreement, on March 23, 2007, the MX and NYMEX each invested $2,000 in the new joint venture in order to fund initial working capital requirements. The MX uses the proportionate consolidation method to account for its 50% interest in the assets, liabilities, revenue, expenses and cash flows of the joint venture.

3.	Changes in accounting policies

On January 1st, 2007, the MX adopted the recommendations of the Canadian Institute of Chartered Accountants (“CICA”) Handbook: Section 1530, Comprehensive Income, Section 3251, Equity, Section 3855, Financial Instruments — Recognition and Measurement and Section 3861, Financial Instruments — Disclosure and Presentation. These new Handbook Sections, which apply to fiscal years beginning on or after October 1, 2006, provide comprehensive requirements for the recognition and measurement of financial instruments, as well as standards on when and how hedge accounting may be applied. Section 1530 also establishes standards for reporting and displaying comprehensive income. Comprehensive income is defined as the change in equity from transactions and other events from non-owner sources. Other comprehensive income refers to items recognized in comprehensive income, but that are excluded from net income calculated in accordance with generally accepted accounting principles.

Under Section 3855, all financial instruments are classified into one of the following five categories: held-for-trading, held-to-maturity investments, loans and receivables, available-for-sale financial assets or other financial liabilities. All financial instruments, including derivatives, are included in the consolidated balance sheet and are measured at fair value with the exception of loans and receivables, investments held-to-maturity and other financial liabilities, which are measured at amortized cost. Subsequent measurement and recognition of changes in fair value of financial instruments depend on their initial classification. Held-for-trading financial investments are measured at fair value and all gains and losses are included in net income in the period in which they arise. Available-for-sale financial instruments are measured at fair value with revaluation gains and losses included in other comprehensive income until the asset is removed from the balance sheet.

As a result of the adoption of these new standards, the MX has classified its cash and cash equivalents, and temporary investments as held-for-trading. Receivables are classified as loans and receivables. The MX’s long-term investment consists of an equity investment and is accounted for under the equity method and thus excluded from the recommendations of this standard. Accounts payable and accruals and short-term debt, including interest payable, are classified as other liabilities, all of which are measured at amortized cost. The MX has measured all derivatives at fair value.

The adoption of these new standards resulted in an increase in retained earnings as at January 1, 2007 of $571, net of income taxes, resulting mainly from the unrealized appreciation of temporary investments. Furthermore, the unrealized loss on translating financial statements of a self-sustaining foreign operation as at December 31, 2006 of $966, previously presented under Cumulative translation adjustment, has been reclassified to accumulated other comprehensive loss in the consolidated balance sheet.

4.	Employee future benefits

For the quarter ended September 30, 2007, the total retirement benefit cost was $96 ($86 in 2006). For the first nine months of 2007, this cost was $286 ($256 in 2006).

5.	Capital stock

On February 13, 2007, the Board of Directors of the MX (the « Board ») approved a three-for-one stock split of the MX’s common shares, effective March 15, 2007. All numbers of shares below are presented on a split basis.

MONTRÉAL EXCHANGE INC. THIRD QUARTER REPORT SEPTEMBER 30, 2007  5

	September 30,	December 31,
	2007	2006

Authorized:
An unlimited number of shares, without face value:
Common, voting and participating Preferred, non-voting, dividend to be determined upon issuance
Total issued, including in guarantee:
30,655,683 common shares (27,819,465 as at December 31, 2006)	$139,796	$51,589
Held in guarantee for loans under employee share purchase plan:
48 528 common shares (256,173 as at December 31, 2006)	(163)	(800)
Held in guarantee for loans under stock option plan:
nil common shares (894,954 as at December 31, 2006)	—	(1,531)

Issued and paid:
30,607,155 common shares (26,668,338 as at December 31, 2006)	$139,633	$49,258

On March 13, 2007, the MX and NYMEX entered into an agreement whereby NYMEX purchased, on March 23, 2007, 3,097,718 newly-issued MX common shares for $29 1/3 per common share totalling net proceeds of $89,667 (net of transaction fees).

On March 13, 2007, the MX concluded a second agreement with NYMEX whereby the MX granted NYMEX a pre-emptive right allowing it, subject to regulatory approval and certain conditions, to maintain its proportionate ownership in MX shares should there be an issuance of MX shares.

MX used a portion of the proceeds from the NYMEX Investment to fund the payment of a special dividend of $0.33 1/3 per common share of an aggregate dividend amount of $9,293. This dividend was paid on April 12, 2007 to shareholders of record on March 22, 2007. In addition to general corporate purposes, the proceeds will also be used under a normal course issuer bid to purchase in the normal course of its activities, which started on March 23, 2007 and ending on March 22, 2008, up to 2,412,143 MX common shares. The purchases will be made at market prices through the facilities of TSX in accordance with its rules and policies. The common shares thereby purchased will be cancelled. Under the normal course issuer bid, during the third quarter of 2007, MX repurchased and cancelled 306,500 common shares (387,500 for the first nine months of 2007) at an average price of $29.77 ($31.89 for the first nine months of 2007) for a total consideration of $9,124 ($12,357 for the first nine months of 2007). Premiums paid above the average carrying value of the common shares were charged to retained earnings. The common share capital was reduced by $1,399 ($1,768 for the first nine months of 2007) and retained earnings by $7,725 ($10,589 for the first nine months of 2007).

a)	Employee Share Purchase Plan

On February 13, 2007, the Board agreed to terminate the existing employee share purchase plan and approved the creation of a new employee share purchase plan. Under the terms of this plan, the eligible employees may contribute up to 10% of their annual base salary. The MX contributes an amount equal to 50% of the eligible employee’s contribution, up to a maximum of $2.5 per year. This plan took effect on March 23, 2007, the date that the receipt in respect to the final non-offering prospectus was issued by the securities regulatory authorities, and employee and employer contributions started in the second quarter of 2007.

During the third quarter of 2007, the compensation cost related to the employee share purchase plan totalled $64 ($105 for the first nine months of 2007).

b)	Stock Option Plan

On February 13, 2007, the Board agreed to terminate the existing stock option plan, but to maintain the options still outstanding and unexercised.

At the same time, the Board approved the creation of a new stock option plan for officers and key employees of the MX and its wholly-owned subsidiary, CDCC. This plan, for a total duration varying between 7 to 10 years, foresees a total reserve of 1,800,000 common shares. A block of fifty percent (50%) of options granted will be vested upon achieving performance criteria, as determined annually, while the second block of 50% is only subject to the passage of time. The stock options will be vested evenly over a four-year period. The exercise price of a stock option shall not be less than the weighted average price of the shares on the TSX during the five trading days immediately preceding the day on which the stock option was granted. The Board has full latitude on all aspects of the plan.

The following table summarizes information on outstanding as at September 30, 2007:

MONTRÉAL EXCHANGE INC. THIRD QUARTER REPORT SEPTEMBER 30, 2007  6

	Nine months ended		Twelve months ended
	September 30, 2007		December 31, 2006
	Number of	Weighted average	Number of	Weighted average
	options	exercise price	options	exercise price

Options outstanding, beginning of period	129,000	$1.72	2,505,000	$1.70
Granted	128,880	41.59	—	—
Cancelled	(16,680)	42.42	—	—
Exercised	(126,000)	1.72	(2,376,000)	1.69

Options, end of period	115,200	$40.43	129,000	$1.72

During the quarter, the MX recorded a compensation cost of $100 (nil in 2006) related to the stock option plans and for the first nine months of 2007 a cost of $170 ($76 in 2006). The following weighted average assumptions were used:

2007

Weighted average fair value of options at grant date	$8.53
Risk-free interest rate	4.62%
Dividend yield	2.00%
Expected volatility	25.00%
Expected life	3.66 years

As at September 30, 2007, 3,000 of the outstanding options were exercisable at the weighted average price of $1.72.

6.	Contingencies

The MX is a party to legal actions for damages in connection with the closing of the trading floor. During the quarter ended September 30, 2007 and for the first nine months of 2007, no legal actions have been settled. As at September 30, 2007, there was a total of $27,269 remaining in unsettled legal actions against which the MX defended itself vigorously. A court decision is expected in the coming months. Even though the court decision cannot be determined with certainty as at September 30, 2007, management of the MX believes that the decision will not have a material adverse impact on the MX’s operating results or financial position.

7.	Segmented information

The MX operates in two industry segments. The commercial activities of these segments are undertaken in Canada and are defined as follows:

Exchange (Bourse):

This segment acts as the only standardized financial derivatives exchange in Canada, providing a complete range of equity, index and interest rate derivatives.

Clearing house (Canadian Derivatives Clearing Corporation): This segment acts as a clearing house and guarantor for derivative instruments traded at the MX and certain other derivative instruments from the over-the-counter market (OTC).

These segments are managed and evaluated separately based on revenues and net earnings.

	Three months ended September 30
	Bourse		CDCC		Consolidated
	2007	2006	2007	2006	2007	2006

Revenues from exchange and clearing	$13,059	$12,754	$3,329	$3,221	$16,388	$15,975
Revenues from information systems services	3,752	3,949	—	—	3,752	3,949
Investment income	1,386	429	387	303	1,773	732
Amortization of capital assets and other assets	837	1,899	28	23	865	1,922
Equity in results of company subject to significant influence	1,089	112	—	—	1,089	112
Net earnings	5,087	4,234	1,837	1,695	6,924	5,929
Purchase of capital assets	1,733	1,207	8	24	1,741	1,231
Assets	141,852	71,139	76,428	57,587	218,280	128,726

MONTRÉAL EXCHANGE INC. THIRD QUARTER REPORT SEPTEMBER 30, 2007  7

	Nine months ended September 30
	Bourse		CDCC		Consolidated
	2007	2006	2007	2006	2007	2006

Revenues from exchange and clearing	$41,215	$37,822	$10,993	$9,861	$52,208	$47,683
Revenues from information systems services	11,280	12,032	—	—	11,280	12,032
Investment income	2,367	1,097	624	757	2,991	1,854
Amortization of capital assets and other assets	2,410	5,462	79	67	2,489	5,529
Equity in results of company subject to significant influence	2,148	1,259	—	—	2,148	1,259
Net earnings	13,839	12,191	5,576	5,134	19,415	17,325
Purchase of capital assets	3,876	4,887	78	49	3,954	4,936
Assets	141,852	71,139	76,428	57,587	218,280	128,726

Regulatory Division:

Pursuant to a decision rendered by the AMF on November 24, 2000, the MX created a separate regulatory division, responsible for approved participants and market regulation and operating on a cost recovery basis.

For the third quarter ended September 30, 2007, the Regulatory Division generated gross revenues of $739 ($754 in 2006) and incurred direct expenses of $369 ($322 in 2006) and indirect expenses of $248 ($231 in 2006). To date, revenues total $2,529 ($2,436 in 2006), direct expenses total $1,132 ($1,026 in 2006) and indirect expenses total $786 ($614 in 2006).The surplus of the Regulatory Division at September 30, 2007 totals $1,512 ($1,728 at December 31, 2006) and is presented in accounts payable and accruals and an equivalent amount is included in restricted cash.

8.	Subsequent event

On October 2, 2007, MX announced that it is engaged in negotiations aimed at increasing its ownership position in BOX from 31.4% to a maximum of 53.2%. The current intention is to acquire the entire 21.9% partnership interest in BOX held directly and indirectly by the Boston Stock Exchange (“BSE”). This acquisition is subject to the prior approval of the United States Securities and Exchange Commission (“SEC”) as well as customary closing conditions. MX had previously intended to increase its participation in BOX to 44.7%, following an agreement to purchase a 13.3% stake signed in August 2006 with the BSE. We intend to finance this transaction with our existing cash resources.

9.	Comparative figures

Certain comparative figures have been reclassified to conform to the current period’s presentation.

MONTRÉAL EXCHANGE INC. THIRD QUARTER REPORT SEPTEMBER 30, 2007  8

Tour de la Bourse
P.O. Box 61
800 Victoria Square
Montréal, Québec
H4Z 1A9
Telephone: (514) 871-2424
Toll-free within Canada and the U.S.:
1 800 361-5353

communications@m-x.ca
www.m-x.ca

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